Exhibit 99.1

Good morning and welcome to Select Comfort’s second quarter business update.  This is Jim Raabe, Chief Financial Officer at Select Comfort Corporation.  Today’s call was recorded for replay after the close of the financial markets on Wednesday, June 13.  The replay will remain available on our website at www.selectcomfort.com until our next update, currently planned for Wednesday, July 25, 2007.

The information in this call contains forward-looking statements.  Forward-looking statements involve known and unknown risks and uncertainties which may cause actual results in future periods to differ materially from forecasted amounts.  These risks are outlined in our earnings releases and discussed in some detail in our annual report on Form 10-K and other periodic filings with the SEC.  We undertake no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

As a reminder, it is not our practice to provide quarterly guidance.  The purpose of our business update is to provide insight into current-quarter performance relative to the company’s annual targets.

Today’s business update is based on actual business results for the 10-weeks ended Saturday, June 9th.  Importantly, we still have three weeks to go before quarter-end, so second quarter results are still subject to change.  My comments will address three main points:

•	First, top line growth continues to be challenging, leading us to lower expectations for the second quarter and for the year;
•	Second, we are not at all satisfied with our performance, particularly our marketing, and are working aggressively on programs to both stimulate demand and enhance margin, and
•	Third, we remain confident in the long term and will continue to be active in our share repurchase program.

With respect to our first point, unit and total dollar sales in the second quarter are expected to be approximately 5% lower than a year ago.  Our marketing and sales are not performing to expectations.  Actions taken in the second quarter to introduce a new media campaign and increase media investment have not driven incremental traffic and leads as we had planned.  Under new leadership in the marketing area, we are committed to explore bold initiatives to take full advantage of product enhancements and to build our brand in the second half of the year.  However, given current trends, we believe it is appropriate at this time to lower our expectations for the second quarter and second half of the year.  As a result, we are lowering our outlook for full year sales to $840 million to $860 million, a year over year growth rate of 4% to 7%.

2Q07 Business Update

Operating efficiency continues to make important gains, offsetting some of the current revenue softness and strengthening our foundation for long-term potential.  In addition, we have identified opportunities to reduce our infrastructure costs in the second half of the year.  Our earnings outlook is also being revised to $0.87 per share to $0.93 per share, reflecting these efficiencies and cost reductions, as well as anticipated sales levels and a more than 10% year-over-year reduction in share-count from our ongoing repurchase program.

Our first priority is marketing development, which we know can provide sales lift above what is currently being delivered.  The marketing team has new direction with direct leadership from Bill McLaughlin.  We are adjusting our marketing near term to communicate new product news and the unique benefits of our products, while the revision of our media messaging and creative will be executed over the balance of the year.

A second immediate priority is the launch of an enhanced product line.  Product enhancements, featuring proprietary comfort materials and revolutionary cooling materials are currently being launched and are expected to attract incremental attention from both current owners and consumers who have been interested in learning more about their Sleep Number.

We continue to invest in our long-term growth initiatives, such as research and development, Six Sigma quality processes and SAP development for 2008 launch.  The combined impact of these programs is approximately $0.10 per share in incremental 2007 expense.  Each initiative is on track to deliver benefits, some in 2007, the majority in 2008 and beyond.

Our confidence in our long-term potential is strong, driven by consumer demographics, the increasing advantages of our products, our brand and our direct-to-consumer business model.  Our key challenges of marketing and sales are largely within our control.  The strength of our balance sheet along with the advantages of our business model, which provides for self-funding of our growth, allows us to opportunistically repurchase shares to maximize long-term shareholder participation in our future growth.  $264 million remains under our share repurchase program.  We have implemented a 10b5-1 program to allow the repurchase of shares during our company blackout period.  This program takes a tiered approach, significantly accelerating share repurchases if our share price declines.  We are prepared to incur debt to repurchase shares.  We remain focused on growth and an accelerated level of share repurchase will not impede our ability to invest in the long term.

This concludes today’s call.  We anticipate reporting actual second quarter results after the close of the financial markets on Wednesday, July 25th.  We hope that you will make time to join us for our regularly scheduled earnings call that day.

Thank you for listening and, as we like to say, sleep well.